Galena Biopharma Reports Fourth Quarter and Year End 2014 Financial Results

•	Cancer immunotherapy programs - NeuVax™ (nelipepimut-S) and GALE-301 - made significant advancements in 2014

▪	Achievement of key milestones anticipated in 2015 including completion of enrollment in NeuVax Phase 3 PRESENT trial

•	Commercial strategy validated as revenue continues to increase ahead of second commercial launch

▪	Abstral® (fentanyl) Sublingual Tablets 2014 net revenue hits guidance range with $9.3 million; 2015 net revenue guidance reiterated at $15-$18 million

•	Conference call and webcast scheduled for today at 2:00 p.m. P.T. / 5:00 p.m. E.T.

Portland, Oregon, March 5, 2015 - Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company developing and commercializing innovative, targeted oncology therapeutics that address major medical needs across the full spectrum of cancer care, today reported its financial results for the quarter and year ended December 31, 2014 and provided a business update.

“The advances we made across all of our programs in 2014 were substantial, and I am looking forward to a very positive and productive 2015 for Galena,” said Mark W. Schwartz, Ph.D., President and Chief Executive Officer. “Galena is unique among oncology-focused biopharmaceutical companies of our size in that we possess an extensive development pipeline complemented by an established commercial enterprise, providing the company with multiple opportunities to create value in both the near and longer terms. The Phase 3 PRESENT clinical trial for NeuVax remains the centerpiece of our clinical strategy, and we are very pleased to have recently reported the enrollment of the 700th patient into the study, and look forward to completing enrollment near the end of the quarter. Looking ahead, we expect to reach our event-driven, interim analysis at the end of 2015/early 2016 timeframe with a top-line data readout anticipated in 2018.”

Dr. Schwartz continued, “As we continue to advance the PRESENT clinical trial, we expect to reach a number of key milestones with our additional immunotherapy programs, including readouts on our NeuVax combination trials with Herceptin® and top line data from our GALE-301 clinical trial. Additionally, we anticipate the commercial arm of our business to continue to grow revenue, while enhancing our relationships in the oncology community as our development pipeline advances. As reported today, we recorded our strongest Abstral quarter to date, hitting above the middle of our guidance range for the year, and with the addition of our second commercial product in Zuplenz, we expect to nearly double our overall commercial sales in 2015.”

Dr. Schwartz concluded, “Our commercial and clinical teams have done a tremendous job over the past year to advance our multiple programs. As I assess our company, I am not only excited about the next 6-12 months, but for the long-term prospects of Galena Biopharma.”

Galena will host a conference call today at 2:00 p.m. P.T./5:00 p.m. E.T. to discuss financial and business results. The call can be accessed by dialing (844) 825-4413 toll-free in the U.S., or (973) 638-3403 for participants outside the U.S. The Conference ID number is: 88685732. The conference call will also be webcast live and include slides that can be accessed on the Company's website under the Investors section/Events and Presentations: http://investors.galenabiopharma.com/events.cfm. The archived webcast replay will be available on the Company's website for 90 days.

FINANCIAL HIGHLIGHTS AND GUIDANCE

“2014 was a productive year for Galena with significant advances in our pipeline and commercial operations. We are pleased to report $9.3 million net revenue for Abstral which is consistent with our guidance of $8 to $10 million for 2014. We expect net revenue to increase throughout 2015 based on increased Abstral demand combined with the launch of our second commercial product, Zuplenz. We reiterate confidence in our net revenue guidance of $15-$18 million for 2015 for our commercial operations,” added Ryan Dunlap, CPA, Vice President and Chief Financial Officer.

The company recognizes revenue from the sale of Abstral to wholesale pharmaceutical distributors, net of product-related discounts, allowances, product returns, rebates, chargebacks, and patient assistance benefits, as applicable. Net revenue was $3.2 million in the fourth quarter of 2014 and $9.3 million for the year ended December 31, 2014, compared to $1.3 million and $2.5 million, respectively, for the same periods of 2013.

Operating loss for the fourth quarter of 2014 was $11.4 million, including $1.0 million in stock based compensation, and $52.2 million, including $5.4 million in stock-based compensation charges, for the year ended December 31, 2014, compared to $12.4 million, including $1.6 million in stock-based compensation, and $33.8 million, including $2.9 million in stock based compensation, respectively, for the same periods in 2013. The increase in net operating loss year-over-year is primarily the result of our increased activity and enrollment in our Phase 3 PRESENT trial for NeuVax, our investigator sponsored trials for NeuVax, and our Phase 2 trial for GALE-401, as well as increased selling and marketing expenses associated with the growth of our commercial activities.

Other income or expense includes non-cash charges related to changes in the fair value estimates of the company’s warrant liabilities and contingent purchase price liability, and the realized gain from the sale of marketable securities. The non-cash benefit related to the changes in values of our warrant and contingent purchase price liabilities for the fourth quarter of 2014 was $3.6 million and $16.7 million for the year ended December 2014, versus non-cash charges of $37.2 million and $44.9 million, respectively, for the same periods in 2013, respectively.

Net loss for the fourth quarter of 2014 was $8.0 million, including $3.6 million in a non-cash benefit described above, and a net loss of $36.6 million, including a $16.7 million non-cash benefit, for the year ended December 31, 2014, or $0.06 and $0.31 per basic and diluted share, respectively. Net loss for the fourth quarter of 2013 was $48.5 million, including $34.7 million of non-cash charges described above, and a net loss of $76.7 million, including $41.0 million of non-cash charges for the year ended December 31, 2013 or $0.46 and $0.85 per basic and diluted share, respectively.

On November 20, 2014 we announced the execution of a purchase agreement for up to $55.0 million with Lincoln Park Capital Fund ("LPC"). During the fourth quarter of 2014, we utilized the LPC agreement, as well as the At Market Issuance Sale Agreement ("ATM") announced in 2013, to raise approximately $10.7 million through the sale of 6.6 million common shares, at a weighted average discount to market of approximately 8%. No warrants were issued in connection with these financing arrangements.

As of December 31, 2014, Galena had cash and cash equivalents of $23.7 million, compared with $47.8 million as of December 31, 2013, and $24.7 million at the end of the third quarter of 2014. The $1.0 million change in cash during the fourth quarter represents $10.7 million in cash used for operating activities, and $0.1 million in cash used in investing activities, and $0.9 million in debt service payments, offset by $10.7 million in cash raised using the aforementioned LPC agreement and ATM facilities.

COMMERCIAL HIGHLIGHTS

Achieved Abstral® (fentanyl) Sublingual Tablets net revenue of $9.3 million, within the 2014 guidance of $8-$10 million for the first full year of sales. Abstral is FDA approved, and is a sublingual (under the tongue) fentanyl tablet indicated only for the management of breakthrough pain in patients with cancer, 18 years of age and older, who are already receiving, and who are tolerant to, opioid therapy for their persistent baseline cancer pain.

Licensed the U.S. Rights for Zuplenz® (ondansetron) Oral Soluble Film. Zuplenz is a rapidly dissolving, oral soluble film utilizing the active ingredient ondansetron, the most widely prescribed anti-emetic. Zuplenz is approved by the FDA in adult patients for the prevention of highly and moderately emetogenic chemotherapy-induced nausea and vomiting (CINV), radiotherapy-induced nausea and vomiting (RINV), and post-operative nausea and vomiting (PONV).  Zuplenz is also approved in pediatric patients for moderately emetogenic CINV. Galena expects to launch Zuplenz in the second quarter 2015.

Launched Galena Patient Services (GPS). GPS is a full-service support program designed to enhance patient access to Galena’s commercial products. The implementation of GPS has significantly improved the profitability of Abstral and will also be utilized by prescribers of Zuplenz.

Reiterated 2015 net revenue guidance between $15-$18 million for the combined commercial programs.

CLINICAL HIGHLIGHTS

NeuVax™ (nelipepimut-S)
NeuVax is a first-in-class, HER2-directed cancer immunotherapy under evaluation to prevent cancer recurrence after standard of care treatment in the adjuvant setting in breast and gastric cancers.

NeuVax Phase 3 PRESENT trial reaches critical milestone with enrollment of the 700th Patient. Seven hundred is the patient enrollment target as defined by the Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) clinical trial protocol. Galena is continuing to enroll those identified patients who are completing their standard of care and have passed their initial qualifications for potential enrollment in the trial. The Company expects over-enrollment will increase the confidence in both the timing and quality of the statistics and the final outcome of the trial. Completion of final enrollment in the trial is expected near the end of Q1, 2015.

Initiated Phase 2 clinical trial with NeuVax in combination with Herceptin® (trastuzumab) to treat high-risk HER2 3+ or HER2 gene-amplified breast cancer patients to expand the potentially eligible patient population and overall NeuVax clinical trial portfolio. The trial is supported by a grant received from the Department of Defense (DoD). The clinical trial is enrolling 100 patients and will seek to prevent breast cancer recurrence in high-risk HER2 3+ patients who fail to obtain a pathological complete response (pCR) following neoadjuvant treatment with an approved regimen that includes Herceptin and at least 4 cycles of a taxane-containing chemotherapy. The grant, a Breast Cancer Research Program Breakthrough Award, was obtained by Elizabeth A. Mittendorf, M.D., Associate Professor, Department of Surgical Oncology, The University of Texas MD Anderson Cancer Center who is the Principal Investigator of the trial.

Dr. Reddy’s partnership expands the potential indication and geographic footprint for NeuVax. Galena licensed the commercial rights to Dr. Reddy's for NeuVax in breast and gastric cancers in India. As part of the agreement, Dr. Reddy's will evaluate NeuVax in gastric cancer in a Phase 2 clinical trial that is expected to initiate in 2016.

GALE-301: Folate Binding Protein (FBP)
GALE-301 is a cancer immunotherapy targeting folate binding protein receptor-alpha for the prevention of cancer recurrence in the adjuvant setting in ovarian and endometrial cancers.

Presented GALE-301 Phase 1 preliminary data at the American Society of Clinical Oncology (ASCO) 50th Annual Meeting. Presented data on the first 30 patients who were enrolled in the Phase 1 dose escalation trial demonstrating that the drug was well tolerated with a manageable safety profile and immunologically active. The Phase 1 trial also determined the optimal dose of 1000 mcg of peptide, which was carried forward into the ongoing Phase 2a clinical trial.

Initiated the Phase 2a clinical trial in ovarian and endometrial cancers and completed enrollment ahead of schedule. The Phase 2 trial initiated in Q1, 2014 utilizing the 1,000 mcg optimal biological dose along with the implementation of a booster regimen, and completed enrollment ahead of schedule in Q2, 2014.  The primary objective of the trial is to measure immune response, with secondary outcomes of time to recurrence and disease free survival between treatment arms.

Presented GALE-301 Phase 2a clinical trial data at the Society for Immunotherapy of Cancer (SITC) 29th Annual Meeting. The Phase 1/2a trial enrolled 51 patients and preliminary data demonstrated that GALE-301 is well tolerated and elicits a strong in vivo immune response with primarily Grade 1 and Grade 2 toxicities. The data showed a 31% recurrence rate in the vaccine group compared to 50% in the control group at a median follow up of 13 months, a 38% reduction in relative risk of recurrence. Galena expects the top-line data to be presented mid-year 2015.

GALE-401: Anagrelide Controlled Release
Acquired Mills Pharmaceuticals and anagrelide controlled release (CR), renamed to GALE-401. GALE-401 is a controlled release formulation of anagrelide in development to lower abnormally elevated platelet counts in patients with myeloproliferative neoplasms.

Initiated the Phase 2, clinical proof-of-concept trial for GALE-401 in patients with myeloproliferative neoplasms (MPNs) and completed enrollment six months ahead of schedule. The Phase 2 is evaluating 18 patients with elevated platelet counts to assess safety and tolerability, preliminary efficacy, and to measure plasma concentrations of GALE-401. The primary efficacy endpoint will be the proportion of patients who achieve a complete or partial platelet response for at least four weeks during the first six months of treatment.

Presented GALE-401 Phase 1 and preliminary Phase 2 data at 56th American Society of Hematology (ASH) Annual Meeting & Exposition. Phase 1 results in 98 healthy adult subjects demonstrated GALE-401 reduces platelet counts with a tolerable safety profile. Preliminary Phase 2 clinical trial data demonstrated promising platelet response with top-line data expected by mid-year 2015.

INTELLECTUAL PROPERTY
In 2014, Galena significantly expanded the intellectual property position for its development assets.

NeuVax U.S. patent issued to cover the use of NeuVax to prevent recurrence of any HER2/neu expressing tumor having a fluorescence in situ hybridization (FISH) rating of less than about 2.0 as a stand-alone therapy or in combination with an adjuvant and/or other agents. The patent will expire in 2028, not including any patent term extensions.

NeuVax U.S. patent issued to cover the use of NeuVax in combination with Herceptin for treating patients having any HER2/neu expressing cancer. The patent will expire in 2026, not including any patent term extensions.

NeuVax patent issued in Japan to cover the use of NeuVax alone or in combination with other agents to prevent recurrence of any breast cancer tumor expressing low-to-intermediate (Immunohistochemistry

(IHC) 1+ or 2+ or FISH less than about 2.0) levels of HER2. The patent will expire in 2027, not including any patent term extensions.

NeuVax intellectual property expanded in Europe and Australia with the granting of a Pharmaceutical Use Patent by the European Patent Office and a Notice of Acceptance from the Australian Patent Office. The patents afford protection with their respective classifications in all of the European countries and Australia and will expire in 2028, not including any patent term extensions.

GALE-401 U.S. patent allowed, a composition of matter patent in the U.S. for the controlled release formulations of anagrelide in a broad range of unit dosage forms, articles of manufacture containing GALE-401, and methods of reducing platelet counts in patients with a broad spectrum of diseases and conditions, including myeloproliferative neoplasms, by administering GALE-401. The patent is expected to issue this year and will expire in 2029, not including any patent term extensions.

CORPORATE HIGHLIGHTS

Appointed Mark W. Schwartz, Ph.D. as President and Chief Executive Officer and member of the Board of Directors in August 2014. Dr. Schwartz was previously Galena's Executive Vice President and Chief Operating Officer where he worked across all of the company's programs, oversaw the initiation of the PRESENT trial as well as the commercialization efforts, and also managed intellectual property efforts, acquisitions, and partnerships. Dr. Schwartz brings more than 30 years of experience in the biotechnology and life science industry and joined the Company following Galena's acquisition of Apthera, Inc. where he served as the company's President and CEO.

Appointed Irving M. Einhorn to serve as a director of the company. Mr. Einhorn is the former Regional Administrator of the Los Angeles Regional Office of the Securities and Exchange Commission (SEC). Mr. Einhorn has unique experience in SEC enforcement, SEC regulation, SEC compliance, and SEC disclosure requirements based on 17 years of service as an SEC attorney and over 40 years of experience as an attorney whose practice has been devoted exclusively to securities related compliance and enforcement matters.

Galena’s Special Committee completed its investigation. The Special Committee report was published in September 2014 and set forth certain recommendations for improving the Company's governance, which the Company has accepted and is implementing. It was released for publication by a Special Litigation Committee (SLC) Galena formed in the summer of 2014 to investigate new claims asserted in the Delaware derivative litigation. Plaintiffs in the Delaware derivative litigation voluntarily dismissed their case in February 2015. Following this dismissal, the SLC has terminated its work. Two cases remain pending in Oregon.

Enhanced the balance sheet with the execution of a purchase agreement for up to $55.0 million with Lincoln Park Capital. The purchase agreement provides Galena control and flexibility to access capital over the long-term to fund the Company's clinical and development programs.

GALENA BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net revenue	$3,195	$1,317	$9,319	$2,487
Costs and expenses:
Cost of revenue (excluding amortization of certain acquired intangible assets)	478	262	1,403	520
Research and development	6,272	7,086	28,354	21,076
Selling, general, and administrative	7,646	6,231	31,344	14,600
Amortization of certain acquired intangible assets	181	88	440	131
Total costs and expenses	14,577	13,667	61,541	36,327
Operating loss	(11,382)	(12,350)	(52,222)	(33,840)
Non-operating income (expense):
Change in fair value of warrants potentially settleable in cash	3,382	(36,866)	16,556	(44,001)
Interest income (expense), net	(185)	(312)	(1,110)	(807)
Other income	229	2,141	170	3,022
Total non-operating income (expense), net	3,426	(35,037)	15,616	(41,786)
Loss before income taxes	(7,956)	(47,387)	(36,606)	(75,626)
Income tax expense	—	1,114	—	1,052
Net loss	$(7,956)	$(48,501)	$(36,606)	$(76,678)
Net loss per common share:
Basic and diluted net loss per share	$(0.06)	$(0.46)	$(0.31)	$(0.85)
Weighted average common shares outstanding: basic and diluted	122,917,163	106,510,727	119,388,366	90,181,501

GALENA BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$23,650	$47,787
Restricted cash	200	200
Accounts receivable	1,839	3,683
Inventory	655	386
Prepaid expenses and other current assets	2,680	1,399
Total current assets	29,024	53,455
Equipment and furnishings, net	555	665
In-process research and development	12,864	12,864
Abstral rights	14,533	14,979
Zuplenz rights	8,101	—
GALE-401 rights	9,255	—
Goodwill	6,069	5,898
Deposits	87	115
Total assets	$80,488	$87,976
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,271	$2,660
Accrued expense and other current liabilities	15,669	8,699
Fair value of warrants potentially settleable in cash	5,383	48,965
Current portion of long-term debt	3,910	2,149
Total current liabilities	27,233	62,473
Deferred tax liability, non-current	5,053	5,053
Contingent purchase price consideration, net of current portion	6,651	6,821
Long-term debt, net of current portion	4,492	7,743
Total liabilities	43,429	82,090
Stockholders’ equity	37,059	5,886
Total liabilities and stockholders’ equity	$80,488	$87,976

About Galena Biopharma

Galena Biopharma, Inc. (NASDAQ: GALE) is a biopharmaceutical company developing and commercializing innovative, targeted oncology therapeutics that address major medical needs across the full spectrum of cancer care.  Galena’s development portfolio ranges from mid- to late-stage clinical assets, including a robust immunotherapy program led by NeuVax™ (nelipepimut-S) currently in an international, Phase 3 clinical trial. The Company’s commercial drugs include Abstral® (fentanyl) Sublingual Tablets and Zuplenz® (ondansetron) Oral Soluble Film. Collectively, Galena’s clinical and commercial strategy focuses on identifying and advancing therapeutic opportunities to improve cancer care, from direct treatment of the disease to the reduction of its debilitating side-effects. For more information visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our 2014 revenue from the sale of Abstral®, our planned launch of Zuplenz®, the issuance of patents, and the progress of development of Galena’s product candidates, including patient enrollment in our clinical trials. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2014 and most recent Quarterly Reports on Form 10-Q filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

NeuVax™ and Abstral® are trademarks of Galena Biopharma, Inc. Herceptin® is the property of Genentech/Roche. All other trademarks are the property of their respective owners.

Contact:

Remy Bernarda
SVP, Investor Relations & Corporate Communications
(503) 405-8258
rbernarda@galenabiopharma.com